Exhibit 99.1

STATE OF NORTH CAROLINA WAKE COUNTY	IN THE GENERAL COURT OF JUSTICE SUPERIOR COURT DIVISION 25CV025268-910

IN RE MATTER OF THE 2025 ANNUAL SHAREHOLDERS' MEETING OF CHARLES & COLVARD LTD.	ORDER ON APPLICATION FOR COURT-ORDERED SHAREHOLDER MEETING PURSUANT TO N.C. GEN. STAT. § 55-7-03

1.            THIS MATTER is before the Court following the 22 July 2025 filing by Petitioner Riverstyx Fund, LP (Riverstyx) of the Application for Court-Ordered Shareholder Meeting Pursuant to N.C. Gen. Stat. § 55-7-03 (the Application). (ECF No. 3 [Appl.].)

2.            Respondent Charles & Colvard Ltd. (Charles & Colvard) is a publicly traded corporation organized and existing under the laws of the State of North Carolina, with its principal and registered offices in Wake County, North Carolina. (Appl. ¶ 2.)

3.            Riverstyx, a Delaware limited partnership, is a shareholder of Charles & Colvard. (Appl. ¶¶ 1, 6.)

4.            On 22 July 2025, Riverstyx filed the Application pursuant to N.C.G.S. § 55-7-03, applying to this Court for an order requiring Charles & Colvard to hold an annual shareholder meeting. (See generally Appl.)

5.            N.C.G.S. § 55-7-01(a) requires corporations to “hold a meeting of shareholders annually at a time stated in or fixed in accordance with the bylaws.”

6.            N.C.G.S. § 55-7-03(a) provides that the Court “may, after notice is given to the corporation, summarily order a meeting to be held . . . [o]n application of any shareholder if an annual meeting of the shareholders was not held within 15 months after the corporation’s last annual meeting[.]”

Case No.2025CVS25268 ECF No. 15 Filed 08/13/2025 09:35:17 N.C. Business Court

7.            N.C.G.S. § 55-7-03(b) further provides that the Court may

fix the time and place of the meeting, determine the shares entitled to participate in the meeting, specify a record date for determining shareholders entitled to notice of and to vote at the meeting, prescribe the form and content of the meeting notice, fix the quorum required for specific matters to be considered at the meeting (or direct that the votes represented at the meeting constitute a quorum for action on those matters), enter other orders necessary to accomplish the purpose or purposes of the meeting, and award such reasonable expenses, including attorneys’ fees, as it deems appropriate.

8.            Charles & Colvard held its last annual meeting of shareholders on 13 December 2023. (Appl. ¶ 7.)

9.           Charles & Colvard has been provided reasonable notice of the Application, and its counsel has appeared before the Court on two occasions to argue its position regarding Riverstyx’s request for an order requiring Charles & Colvard to hold an annual shareholder meeting. (See ECF Nos. 6, 12.)

10.         THEREFORE, pursuant to N.C.G.S. § 55-7-03, the Court hereby GRANTS the Application in part and ORDERS as follows:

a.            Charles & Colvard shall hold a shareholder meeting beginning at 9:30 a.m. Eastern Standard Time on Monday, 13 October 2025 (the 2025 Shareholder Meeting).

b.            The 2025 Shareholder Meeting shall be held at the principal office of Charles & Colvard, the street address for which shall appear on the notice of the meeting, and shareholders shall be permitted to attend and participate by telephone or other electronic means.

c.            By agreement of the parties, the only matters to be considered and put to a vote of shareholders at the 2025 Shareholder Meeting shall be (a) election of the members of Charles & Colvard’s Board of Directors, (b) ratification of Charles & Colvard’s independent auditor, (c) an advisory vote on executive compensation, and (d) an advisory vote on the frequency of shareholder advisory votes on executive compensation.

d.            Charles & Colvard shall provide written notice, by email and United States Postal Service, of the 2025 Shareholder Meeting to each of the shareholders no less than thirty (30) days prior to the meeting date (the Notice).

e.            Counsel for Charles & Colvard shall file with the Court, and provide by email to counsel for Riverstyx simultaneously with the emailing of the Notice, a copy of the Notice that is actually distributed to the shareholders and shall certify that the Notice has, in fact, been distributed to the shareholders in compliance with this Order.

f.            The deadline for director nominations in connection with the 2025 Shareholder Meeting shall be ten (10) days after public announcement of the meeting date.

g.            The record date for the 2025 Shareholder Meeting shall be 29 August 2025.

h.            The number of shares represented by shareholders who appear at the 2025 Shareholder Meeting, in person or by proxy, will represent a quorum.

i.            An individual serving as an observer shall attend the 2025 Shareholder Meeting, at the expense of Charles & Colvard, to provide services as set forth in this section. The observer for the 2025 Shareholder Meeting shall be Craig Colosso with Equiniti, as agreed to by the parties (the Observer). The Observer shall:

i.	Ascertain the number of shares outstanding and the voting power of each;

ii.	Determine the shares represented at the 2025 Shareholder Meeting and the validity of proxies and ballots;

iii.	Count all votes and ballots;

iv.	Determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the Observer; and

v.	Certify in writing the determination of the number of shares represented at the meeting and the Observer’s count of all votes and ballots.

Further, the Observer may appoint or retain other persons or entities to assist with the performance of the Observer’s duties. The expense of any such additional individuals, if any, shall be borne by Charles & Colvard.

j.             The Court retains jurisdiction to hear and determine any issues raised by the parties related to the Observer’s actions.

k.            All other proceedings in this action are hereby STAYED pending completion of the 2025 Shareholder Meeting; provided, however, that (a) any party may seek appropriate relief from the Court in the event of a breach of the terms of this Order; and (b) any party may petition the Court to enter other orders necessary to accomplish the purposes of the meeting and to award such reasonable expenses, including attorneys’ fees, as the Court deems appropriate pursuant to N.C.G.S. § 55-7-03(b).

l.             Notwithstanding the terms of this Order, either party may, upon a showing of good cause, seek a modification of this Order by filing a motion with a supporting brief in compliance with Business Court Rule 7.

SO ORDERED, this the 13th day of August, 2025.

/s/ Michael L. Robinson
Michael L. Robinson
Chief Business Court Judge

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